Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NOVA MINERALS CORP

ARTICLE 1

NAME

The name of the corporation is Nova Minerals Corp (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE AND AGENT

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE 3

AUTHORIZED CAPITAL STOCK

A. Number and Par Value of Shares. The Corporation is authorized to issue 510,000,000 shares of capital stock consisting of 500,000,000 shares of Common Stock, having a par value of $0.001 per share, and 10,000,000 shares of Preferred Stock, having a par value of $0.001 per share.

B. Designation of Preferred Stock. Pursuant to Nevada Revised Statutes (“NRS”) 78.1955, shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers (or no voting powers), designations, preferences, limitations, restrictions and relative rights, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof and, for so long as the Corporation is admitted to the official list of ASX, in compliance with the requirements of the ASX Listing Rules.

ARTICLE 4

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

A. To the fullest extent permitted by the NRS, as the same exists hereon or may hereafter be amended or supplements, the Corporation, or any successor thereto, shall indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including as a manager of a limited liability company), from and against any and all expenses, liabilities, costs or matters referred to therein or covered thereby, including, but not limited to, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding.

B. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS.

C. Any repeal or modification of this Article 4 approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a person existing as of the time of such repeal or modification. In the event of any conflict between this Article 4 and any other Article of the Corporation’s Articles of Incorporation or between this Article 4 and any other provision in the Bylaws, the terms and provisions of this Article shall control.

ARTICLE 5

CORPORATE OPPORTUNITIES

To the fullest extent permitted by NRS 78.070(8) and except as may be otherwise expressly agreed in writing by the Corporation, the Corporation, on behalf of itself and its subsidiaries, if any, renounces any interest or expectancy of the Corporation and its subsidiaries, if any, in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to any director or officer of the Corporation and its subsidiaries, if any, even if the opportunity is one that the Corporation or its subsidiaries, if any, might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, if any. Neither the alteration, amendment, addition to or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE 6

DISTRIBUTIONS

Notwithstanding anything contained in these Articles of Incorporation to the contrary, the Corporation is hereby specifically allowed to make any distribution that would otherwise be prohibited by NRS 78.288(2)(b).

ARTICLE 7

EXCLUSIVE FORUM; WAIVER OF JURY TRIAL

A. Unless the Corporation consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or controlling stockholder of the Corporation in such capacity, (iii) any action asserting a claim arising pursuant to any provision of NRS Title 7, these Articles of Incorporation or the Corporation’s Bylaws, as amended or restated from time to time (the “Bylaws”), including any internal action (as defined in NRS 78.046 or any successor statute), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Eighth Judicial District Court of the State of Nevada, in Clark County, Nevada (the “Eighth Judicial District Court”) (or, if the Eighth Judicial District Court lacks jurisdiction over such action or proceeding, then another court of the State of Nevada or, if no court of the State of Nevada has jurisdiction, then the United States District Court for the District of Nevada). The foregoing sentence shall not apply to claims arising under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

B. To the fullest extent permitted by applicable law, all internal actions (as defined in NRS 78.046 or any successor statute) to be tried in any court of the State of Nevada must be tried before the presiding judge as the trier of fact, and not before a jury. This Article shall conclusively operate as a waiver of the right to trial by jury by each party to any such internal action.

ARTICLE 8

ELECTION TO OPT-OUT

A. Acquisition of Controlling Interest. The Corporation elects not to be governed by the terms and provisions of NRS 78.378 through NRS 78.3793, inclusive, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this Article shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

B. Combinations with Interested Stockholders. The Corporation elects to be governed by the terms and provisions of NRS 78.411 through NRS 78.444, inclusive, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

ARTICLE 9

APPROVAL OF CERTAIN BUSINESS COMBINATIONS

A. In addition to any affirmative vote required by applicable law, the Articles of Incorporation or the Bylaws, and except as provided in Section B of this Article, the affirmative vote of the holders of at least two-thirds of the total voting power of the capital stock of the Corporation issued and outstanding and entitled to vote thereon, voting together as a single class, shall be required to authorize, adopt or approve any of the following:

(i)	any merger, conversion, or exchange of the Corporation or any direct or indirect subsidiary of the Corporation with or into any other entity;

(ii)	any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or any direct or indirect subsidiary of the Corporation, in a single transaction or a series of related transactions;

(iii)	any dissolution or liquidation of the Corporation;

(iv)	any reclassification of securities, recapitalization, or other transaction that has the effect of increasing the proportionate voting power of any person or group to more than twenty percent (20%) of the total voting power of the Corporation; or

(v)	any agreement, contract or other arrangement providing for any of the foregoing.

B. The supermajority voting requirement set forth in Section A of this Article shall not apply to any transaction described in Section A that has been approved by a majority of the entire Board of Directors of the Corporation then in office prior to the submission of such transaction to a vote of the stockholders. In such event, such transaction shall require only such vote of the stockholders, if any, as is required by the NRS, the other provisions of these Articles of Incorporation, or the Bylaws.

C. For purposes of this Article, a “person” or “group” shall have the meanings ascribed to such terms in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

D. The Board of Directors shall have the sole power and duty to determine, on the basis of information known to such directors at the time, all facts necessary to ascertain whether the supermajority voting requirement of Section A applies to any transaction, including without limitation whether a transaction constitutes a disposition of “all or substantially all” of the assets of the Corporation or a “series of related transactions.” Any such determination made in good faith shall be conclusive and binding for all purposes of this Article.

ARTICLE 10

CONVERSION

A. The Board of Directors shall have the authority to approve and adopt a plan of conversion pursuant to NRS 92A.105 (or any successor provision) providing for the conversion of the Corporation from a Nevada corporation to a corporation or other entity organized under the laws of any other jurisdiction, and to take all actions necessary or desirable to effectuate such conversion, including the adoption of new governing documents under the laws of such other jurisdiction.

B. Any plan of conversion approved by a majority of the entire Board of Directors then in office shall require only the approval of the holders of a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote thereon, voting together as a single class, or such other vote as may be required by the NRS, whichever is greater. The supermajority voting requirements set forth in Article 9.A of these Articles of Incorporation shall not apply to any such conversion or to the adoption of new governing documents in connection therewith.

C. For the avoidance of doubt, the Board of Directors may, in connection with any plan of conversion, adopt articles or certificate of incorporation, bylaws and other governing documents under the laws of the new jurisdiction that differ in any respect from these Articles of Incorporation and the Bylaws of the Corporation, and the adoption of such governing documents shall not be deemed an amendment, alteration, repeal or rescission of these Articles of Incorporation or the Bylaws for purposes of Article 9 or any other provision of these Articles of Incorporation or the Bylaws.

ARTICLE 11

AMENDMENTS

A. Articles of Incorporation. Notwithstanding anything contained in these Articles of Incorporation to the contrary,

(i)	Articles 4, 5, 6, 7, 9, 10 may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent with those provisions or this provision may be adopted, only by the affirmative vote of the holders of at least two-thirds of the total voting power of the Corporation entitled to vote on such amendment, alteration, repeal, rescission or adoption, voting together as a single class.

(ii)	Article 2 may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent with Article 2 may be adopted, by the affirmative vote of the holders of a majority of the voting power present in person or represented by proxy at a meeting at which a quorum is present, voting together as a single class.

(iii)	The supermajority voting requirement set forth in Section A(i) of this Article shall not apply to any proposed amendment that has been approved by a majority of the entire Board of Directors of the Corporation then in office prior to the submission of such transaction to a vote of the stockholders. In such event, such transaction shall require only such vote of the stockholders, if any, as is required by the NRS, the other provisions of these Articles of Incorporation, or the Bylaws

B. Bylaws. The Board of Directors is expressly authorized to adopt, amend, alter, repeal or rescind, in whole or in part, the Bylaws. By affirmative vote of the holders of at least two-thirds of the voting power of the capital stock issued and outstanding and entitled to vote, voting together as a single class, stockholders may adopt, amend, alter or repeal the Bylaws. Notwithstanding the previous sentence, any amendment, alteration, repeal or rescission of the Bylaws shall require the affirmative vote of at least two-thirds of the total voting power of the Corporation entitled to vote on such amendment, alteration, repeal, rescission or adoption, voting together as a single class.

ARTICLE 12

EMERGENCY BYLAWS

In the event of any emergency, disaster or catastrophe, or similar emergency condition, as a result of which a quorum of the Board cannot readily be convened for action, a meeting of the Board or a committee thereof may be called by any director, the Chief Executive Officer or the President. Notice of such meeting need only be given to those directors whom it is practicable to reach by any available means of communication, and such notice shall be given at such time in advance of the meeting as circumstances permit. At any such meeting, a quorum shall consist of the number of directors in attendance at such meeting. Any actions taken in good faith at any such meeting shall have the same effect as if taken at a regularly convened meeting of the Board. To the extent not inconsistent with the provisions of this Article, all other provisions of these Bylaws shall remain in effect during any such emergency and upon the termination of such emergency, the emergency bylaws shall cease to be operative

ARTICLE 13

INTERPRETATION

The Board of Directors shall have the exclusive power to interpret and construe the provisions of these Articles of Incorporation and the Bylaws, and any determination made by the Board of Directors in good faith and on the basis of such information as may be possessed by the Board of Directors at the time shall be conclusive and binding upon all stockholders, directors, officers and other persons.

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